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                                                                   EXHIBIT 10.10


                              EMPLOYMENT AGREEMENT


                  THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of the 1st day of August, 1999, by and between US XCHANGE, L.L.C., a Michigan limited liability company, of 20 Monroe, N.W., Suite 450, Grand Rapids, Michigan 49503 ("Company"), and JOSEPH J. MIGLORE, of 68 Campau Circle, N.W., Grand Rapids, Michigan 49503 ("Miglore").

                               Statement of Facts

                  Company is a telecommunications corporation engaged in the business of establishing regional competitive local exchanges. Miglore has significant financial management experience and expertise which can benefit Company. Company wishes to employ Miglore and Miglore wishes to be employed by Company. Therefore, this Agreement is being entered into by the parties to provide the terms and conditions under which Miglore shall be employed by Company.

                                    Agreement

                  IN CONSIDERATION OF THE FACTS STATED ABOVE AND THE MUTUAL COVENANTS CONTAINED IN THIS AGREEMENT, THE PARTIES AGREE AS FOLLOWS:

                  1. Employment. Company hires and employs Miglore as a key employee in the operation by Company of its business. Miglore accepts employment and agrees to continue to render his expert services to Company during the term of this Agreement. Miglore shall have the title Executive Vice President/CFO, unless the parties mutually agree otherwise.

                  2. Term. The term of this Agreement ("Employment Period ") shall be for a period of one (1) year, commencing on July 12, 1999, and ending July 12, 2000; provided, however, that the term of this Agreement shall automatically renew for successive one (1) year periods unless terminated by either party providing the other with written notice of termination at least ninety (90) days prior to the applicable anniversary of the date of this Agreement.

                     (a) Termination by Company. Company may terminate this
               Agreement at any time by providing Miglore with ninety (90) days prior written notice.

                     (b) Termination by Miglore. Miglore may terminate this
               Agreement by providing Company with ninety (90) days prior written notice.


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                  3. Compensation.

                     (a) Salary. For services rendered by Miglore as an employee pursuant to the provisions of this Agreement, Company shall pay Miglore an annual salary of not less than One Hundred Seventy-Five Thousand and 00/100 Dollars ($175,000.00). The annual salary shall be paid bi-monthly with equal installments of Seven Thousand Two Hundred Ninety-One and 67/100 Dollars ($7,291.67) payable on the fifteenth (15th) and last day of each month during the Employment Period. There shall be withheld from Miglore's compensation such amount as Company is required by law to withhold and such other deductions as Miglore shall authorize. Except as provided in Paragraph 3(d) below, in the event of early termination of this Agreement pursuant to Paragraph 2(a) or 2(b) above, or the death of Miglore prior to the expiration of the Employment Period or any extension of this Agreement, Company shall have no obligation to make further payment of compensation to Miglore or his estate under this Paragraph. However, in the event of early termination of this Agreement for any reason, Miglore shall continue to be subject to the provisions of Paragraphs 7 and 8 of this Agreement.

                     (b) Benefits. During the Employment Period, the Company
               shall make available to Miglore the following benefits:

                     i. Participation in the Company's health insurance plan and pension plan.

                     ii.   Four (4) weeks of vacation annually.

                     iii. Automobile allowance (including insurance) in a minimum amount of $800.00 per month.

                     iv. At Miglore's option, either a membership at Wuskowhan Players Club or reimbursement for dues at another local country club.

                     v.    A full annual physical.

                     vi.   Short and long-term disability coverage.

                     vii. Participation in any employee equity ownership plan as adopted or amended by Company from time to time.

                     viii. Executive outplacement services as are standard in
                           the industry.


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                     (c) Bonus. During the Employment Period, Miglore shall be
               eligible to receive an annual bonus in such amount as is approved by Company's management. Miglore shall receive a one time signing bonus of Twenty-Five Thousand Dollars ($25,000.00) within thirty
               (30) days of execution of this Agreement by Miglore.

                     (d) Salary Guarantee. Notwithstanding Paragraph 3(a),
               above, in the event Company terminates this Agreement for any reason other than just cause, Company shall continue to pay Miglore's salary and provide Miglore's benefits for a period of one (1) year following the date of termination. Just cause for the purposes of this Agreement shall be defined as any of the following: (i) failure of Miglore to perform competently any duty assigned to him which nonperformance rises to the level of the industry standard for just cause termination, (ii) failure of Miglore to perform any provision under this Agreement, or (iii) Miglore's dishonesty or fraud. Company may not terminate this Agreement for just cause under Paragraph 3(d)(i) or 3(d)(ii) without having provided Miglore with written notice of such cause and a period of sixty (60) days to take corrective action.

                  4. Post-Sale Covenants. Upon the occurrence of (i) the sale of a majority of Company's assets or equity interests; (ii) the completion of an initial public offering of Company's equity interests; or (iii) a merger of Company with another entity where Company is not the surviving entity, Miglore agrees to execute an employment agreement with the purchaser/successor for a period of not less than one (1) year, provided that the salary to be paid Miglore during such period shall not be less than Miglore's annual salary immediately prior to the sale, and further provided that the employment agreement shall be consistent with the terms and conditions of this Agreement.

                  5. Nature of Employment. Company is employing Miglore as one of its key employees. Miglore will provide management services to Company pursuant to Company's business requirements. Miglore shall conscientiously and competently perform all the duties of any position which he holds, including any additional duties assigned to him. During the Employment Period, Miglore shall devote his time and efforts as required in the performance of his duties under this Agreement and shall use his best efforts to promote the business and interests of Company.

                  6. Use of Information Obtained During Employment Period. Miglore shall not for any reason, except in the ordinary course of business, use or divulge to any other person or party, except an officer or director of Company, any trade secrets or private business information of Company, including, without limitation, the names and/or records of any customer of Company, the names of any companies which are providing any services to Company, and correspondence or any other confidential or proprietary information relating to Company's business which may harm Company in any way.


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                  7. Ownership of Documents, Inventions, Discoveries and
Improvements. All records, files, plans, sketches, notes, notebooks, letters or the like relating to the business of Company, which Miglore uses, prepares or comes in contact with shall remain the sole property of Company. Upon termination of employment, Miglore shall promptly return all such materials in Miglore's possession or control to Company. Further, Miglore shall promptly inform Company of all inventions, discoveries and improvements made by Miglore individually or in conjunction with others during the course of Miglore's employment, which relate to Company's business. Miglore shall assign to Company all of Miglore's rights to such inventions, discoveries and improvements, and Company shall have a royalty-free right to use such inventions, discoveries and improvements in its business.

                  8. Equitable Relief. The covenants of Miglore contained in this Agreement represent special, unique and extraordinary consideration of an immeasurable value which cannot be reasonably or adequately compensated by damages in an action at law, and a breach by Miglore would cause Company irreparable injury and damage. Miglore agrees that Company will be entitled to a remedy of injunction, specific performance or other equitable relief which will prevent the breach or breaches of the covenants contained in this Agreement, and this relief shall not constitute the waiver of any rights which Company may have for other damages.

                  9. Indemnification. Company shall indemnify Miglore and hold him harmless for all acts or decisions made by him in good faith while performing services to the Company to the full extent allowed under the Michigan Business Corporation Act, M.C.L.A. Section 450.1101 et seq.

                  10. Anticipation of Compensation. Miglore shall have no power to transfer, assign, anticipate or otherwise encumber any payment required to be made under this Agreement, nor will any such payment be subject to seizure for the payment of any debt or judgment or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.

                  11. Assignment. This Agreement shall not be assignable by Miglore without the written consent of Company. This Agreement shall be freely assignable by Company.

                  12. Miscellaneous. No waiver by either party of any breach of this Agreement will be deemed a waiver of any preceding or succeeding breach of the same or any other provision hereof. Each and all of the several rights, remedies and options of either party under this Agreement will be construed as cumulative and no one of them is exclusive of the other or of any right, remedy or priority allowed by law or in equity.

                  13. Arbitration. Any dispute arising under or relating to this Agreement which may be the subject of a civil action shall be submitted to the American Arbitration




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Association (the "Arbitrator ") under its rules then in force for resolution.
The Arbitrator shall be located in the City of Grand Rapids, Michigan. Both parties shall be bound by the Arbitrator's decision, and a judgment of any federal or state court of competent jurisdiction shall be rendered upon such decision made by the Arbitrator. The parties understand that they have the right under law to litigate any disputes arising under or relating to this Agreement in a court of law, however, the parties prefer to resolve any disputes through the arbitration process. THE PARTIES HEREBY VOLUNTARILY AND KNOWINGLY WAIVE ANY RIGHT THAT THEY MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT.

                  14. Governing Law. This Agreement will be governed by and construed under and in accordance with the laws of the State of Michigan.

                  15. Headings. Paragraph headings contained in this Agreement are for convenience only and will not be considered for any purpose in construing this Agreement.

                  16. Notices. All notices and other communications provided for in this Agreement shall be in writing and shall be deemed to have been given when delivered in person to the recipient or 48 hours after depositing the same in the United States Mail, by certified mail, postage prepaid, addressed to the party at its address set forth above.

                  17. Successors and Assigns. All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the respective heirs, beneficiaries, personal representative, successors and assigns of the parties to this Agreement.

                  18. Third Parties. This Agreement is for the benefit of the parties, their successors and assigns, and is not for the benefit of any third party.

                  19. Entire Agreement. This Agreement cancels and supersedes all prior negotiations and understandings between the parties relating to its subject matter, and contains all of the terms, conditions and promises of the parties in connection with Miglore's employment by Company; no modification or waiver of any of the provisions of this Agreement will be valid and binding unless in writing.

                  20. Severability. The unenforceability of any provision of this Agreement shall not affect the enforceability of the remaining provisions of this Agreement.


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                  WHEREOF, THE PARTIES HAVE EXECUTED THIS AGREEMENT AS OF THE
DATE FIRST WRITTEN ABOVE.

                                      US XCHANGE, L.L.C.


                                      By /s/ Richard Postma
                                        ------------------------------
                                             Richard Postma, Member


                                         /s/ Joseph J. Miglore
                                        ------------------------------
                                             Joseph J. Miglore













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